Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement of our report dated July 8, 2015, relating to the financial statements of Medical Devices, Inc. as of December 31, 2013 and 2014, and for the period from inception (August 23, 2013) through December 31, 2013, and the year ended December 31, 2014, and to the reference to us under the caption “Experts” in the Prospectus.

[Rosenberg Rich Baker Berman & Company]

Somerset, New Jersey

November 4, 2015

APPENDIX 10B